Exhibit 99.1

PlanetOut Reports Fourth Quarter 2004 and Full Year 2004 Results
Growing Subscriptions, Record Ad Revenues Contribute to Strong Results

SAN FRANCISCO, February 16, 2005 /PRNewswire-Firstcall/ — PlanetOut Inc. (Nasdaq: LGBT) today reported results for the fourth quarter and year ended December 31, 2004.

“We are very pleased with our operational and financial performance in the fourth quarter, during the time when we completed our successful initial public offering,” said Lowell Selvin, chairman and chief executive officer. “We met or exceeded our expectations on several key financial metrics including total revenue, Adjusted EBITDA, and net income. We also grew subscriptions steadily and reduced churn despite raising subscription rates. We believe this performance demonstrates the long term value of our business model.”

Fourth Quarter and Full Year Financial Results

Revenue – Total revenue was $7.1 million for the fourth quarter of 2004, a 34 percent increase compared to $5.3 million for the fourth quarter of 2003. Revenue for the full year was $25.0 million, an increase of 31 percent compared to $19.1 million in 2003.

•	Subscription services revenue for the fourth quarter of 2004 was $4.6 million, a 29 percent increase from the $3.6 million reported in the same period in 2003. Subscription services revenue for full year 2004 was $16.8 million, an increase of 32 percent from the $12.7 million reported for full year 2003. Subscribers totaled 127,500 at December 31, 2004, a 29 percent increase compared to 98,500 subscribers at December 31, 2003.

•	Advertising revenue for the fourth quarter of 2004 totaled $2.1 million, a 48 percent increase compared to $1.4 million reported in the same period in 2003. Advertising revenue for full year 2004 was $6.5 million, a 41 percent increase compared to $4.6 million reported for full year 2003.

•	Transaction revenue for the fourth quarter of 2004 totaled $368,000, an increase of 21 percent compared to the $304,000 reported for same period in 2003. Transaction revenue for full year 2004 was $1.6 million, a decline from $1.7 million for full year 2003.

Income from Operations — Income from operations was $503,000 for the fourth quarter of 2004, compared to income from operations of $704,000 for the fourth quarter of 2003. Income from operations for full year 2004 was $495,000 compared to a loss of $423,000 for full year 2003. Charges for fourth quarter 2004 and full year 2004, compared to the fourth quarter 2003 and full year 2003, were affected by increases in marketing, stock-based compensation charges, depreciation and amortization, as well as one-time costs related to the company’s initial public offering and moves of the company offices.

The company increased marketing activity in 2004 as part of its strategy to provide long-term benefits to its brands, particularly Gay.com. As a result, sales and marketing costs for full year 2004 were $8.8 million, compared to $6.6 million for full year 2003. Sales and marketing costs were $2.6 million in the fourth quarter of 2004, compared to $1.5 million in the fourth quarter of 2003.

Income from operations also includes charges for depreciation and amortization, stock-based compensation, and non-capitalizable one-time charges related to the company’s successful initial public offering and move of its corporate offices. These charges totaled $5.2 million in 2004, compared to $3.6 million in 2003. For the fourth quarter of 2004, these charges totaled $1.5 million, compared to $771,000 in the fourth quarter of 2003. The total increase in these charges was $1.6 million for the full year of 2004 compared to 2003 and $860,000 for the fourth quarter of 2004 compared to the fourth quarter of 2003.

•	Depreciation and amortization charges in 2004 as a result of increased investment in technology and infrastructure improvements were $2.5 million, compared to $2.0 million in 2003. Depreciation and amortization charges for the fourth quarter of 2004 were $784,000, compared to $604,000 in the fourth quarter of 2003.

•	The company recorded increased stock-based compensation charges in 2004 totaling $2.1 million, compared to $1.6 million in 2003. Stock-based compensation charges in the fourth quarter of 2004 were $408,000, compared to $167,000 in the fourth quarter of 2003.

•	Income from operations for the fourth quarter of 2004 and full year 2004 was also affected by what management believes to be several one-time factors, including moving expenses for the company’s offices and non-capitalizable expenses related to the company’s initial public offering. These factors totaled $640,000 for full year 2004 and $320,000 for the fourth quarter of 2004.

Adjusted EBITDA — PlanetOut uses the non-GAAP measure of Adjusted EBITDA as one way to gauge performance. Adjusted EBITDA for the fourth quarter of 2004 totaled $1.7 million, a 15 percent increase from Adjusted EBITDA of $1.5 million in the fourth quarter of 2003. Adjusted EBITDA for full year 2004 totaled $5.1 million, an increase of 59 percent compared to $3.2 million for full year 2003. (See definition of Adjusted EBITDA in footnote 2 of the attached condensed consolidated financial statements.)

Net Income (Loss) — The net loss for the fourth quarter of 2004 was $30,000, compared to net income of $517,000 in the fourth quarter of 2003. The net loss for full year 2004 was $475,000, compared to a net loss of $752,000 for full year 2003. Net income for full year and fourth quarter 2004 includes the impact of increases in depreciation and amortization and stock-based compensation charges and non-recurring items described above under “Income from Operations”.

In addition, the fourth quarter 2004 net loss reflects the non-recurring impact of the acceleration of non-cash interest charges totaling $601,000 as a result of the repayment of the senior subordinated note following the company’s initial public offering.

Earnings Per Share – Basic and diluted net loss per share attributable to common stockholders was $0.01 for the fourth quarter of 2004, compared to basic net income of $0.01 per share and diluted net income of $0.00 per share for the fourth quarter of 2003. Basic and diluted net loss per share attributable to common stockholders was $0.39 for full year 2004, compared to a net loss of $1.53 per share for full year 2003.

“The fourth quarter capped a year of significant achievement for PlanetOut,” said Jeff Soukup, executive vice president and chief financial officer. “With the investments we are making in technology infrastructure, increased consumer and corporate marketing, and new product development, including the introduction of a wireless platform, we believe we have all the ingredients for a successful 2005.”

Select Recent Operational Highlights

•	The upcoming launch in major U.S. markets of a provocative new marketing campaign, headlined “Come Together,” that is aimed at heightening visibility for Gay.com and building brand recognition.

•	Enhancement of the Gay.com premium subscription service through the launch of a new personals search engine to improve search results for members, as well as improved Who’s Online search functionality, allowing members to search the entire personals data base of Gay.com profiles to easily find other members online who match their search criteria and are located in close geographic proximity.

•	A 7.5 percent to 12.5 percent price increase for the Gay.com premium subscription service, which took effect October 1, 2004. At the same time, the churn rate for premium subscriptions, excluding free trials, declined again in the fourth quarter of 2004 to 9.5 percent, down from 12.0 percent for the fourth quarter of 2003.

•	An agreement with m-Qube Inc. to develop and distribute Gay.com subscription services and PlanetOut-branded mobile content worldwide. M-Qube will provide mobile platform and gateway services, including access to the popular Gay.com personals subscription services, PlanetOut network news, daily features, ringtones, wallpapers, games, and local content such as the company’s gay-friendly Yellow Pages and community events calendar.

•	An agreement with Travelocity® to launch a co-branded travel booking tool on Gay.com and PlanetOut.com, allowing visitors to book travel directly from the company’s flagship websites.

Business Outlook and 2005 Guidance

The following statements are based upon management’s current expectations. These statements are forward-looking, and actual results may differ materially. The company undertakes no obligation to update these statements.

For full year 2005, PlanetOut expects revenue to be between $32.0 million and $36.0 million. For the first quarter of 2005, the company expects revenue to be between $6.5 million and $7.0 million.

The company expects its 2005 Adjusted EBITDA to be between $9.0 million and $10.5 million and GAAP net income to be between $4.5 million and $6.0 million. The company expects its first quarter Adjusted EBITDA to be between $800,000 and $1.1 million, and its GAAP net income (loss) to be between $100,000 net income and $200,000 net loss.

Guidance for first quarter revenue, Adjusted EBIDTA, and net income (loss) reflects several factors, including seasonality in advertising revenues and increased marketing expenses related to its “Come Together” campaign. In addition, the company expects certain transaction revenue related to sales of DVD compilations to occur in the second quarter rather than the first quarter, as had occurred in previous years.

Full year and first quarter Adjusted EBITDA and net income guidance also reflects increased investments in technology infrastructure and personnel to enhance site performance and minimize site outages as well as expenses related to compliance with the Sarbanes-Oxley Act that will be incurred primarily in the first half of 2005, rather than the fourth quarter of 2004, as previously expected.

The company expects paid subscribers as of December 31, 2005 to be between 174,000 and 194,000. The company expects paid subscribers as of the end of the first quarter to be between 134,000 and 137,000. Currently, PlanetOut expects to provide additional quarterly subscriber guidance during earnings calls following the completion of its first and second quarters of 2005.

A detailed reconciliation of the pro forma measurement data with comparable GAAP measurements has been provided as a table following the condensed financial statements accompanying this announcement. This press release discusses Adjusted EBITDA, a non-GAAP financial measure. You should not consider Adjusted EBITDA in isolation or as a substitute for net income (loss), operating cash flows or other cash flow statement data determined in accordance with GAAP. Because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, it may differ from and not be comparable to similarly titled measures of other companies.

Webcast and Conference Call Information

The Company will host a conference call and live webcast at 4:30 p.m. Eastern Standard Time (1:30 p.m. Pacific Standard Time) to discuss the results. Separately, a brief slide presentation will be utilized during the call and will be available on the “Investor Relations” section of the Company’s corporate website (www.planetoutinc.com).

For parties in the United States and Canada, call 800-218-0530 to access the earnings call. International parties can access the call at 303-262-2140.

Additionally, PlanetOut Inc. will offer a live webcast of the conference call, accessible from the “Investor Relations” section of the Company’s website (www.planetoutinc.com). The webcast will be archived for a period of 45 days. A telephonic replay of the conference call will also be available 2 hours after the call and will be available through March 2, 2005. To hear the replay, parties in the United States and Canada should call 800-405-2236 and enter pass code 11022489. International parties should call 303-590-3000 and enter pass code 11022489.

About PlanetOut Inc.

PlanetOut Inc. (Nasdaq: LGBT) is a leading global online media company offering consumer services, news and entertainment to the lesbian, gay, bisexual and transgender community. The company serves its growing base of approximately 3.4 million active members worldwide through a comprehensive group of branded businesses featuring diverse chat, news, entertainment, travel, dating, personal finance, career, shopping and community services at Gay.com, PlanetOut.com and Kleptomaniac.com. PlanetOut, based in San Francisco, offers FORTUNE 1000 advertisers access to what it believes to be the most extensive network of gay and lesbian people in the world. Gay.com ranked number one, among all websites measured, for average time spent per visitor in September, October and December 2004, according to Nielsen//NetRatings’ Loyalty Stickiness Report for at-home visitors in the U.S.

Forward-Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements, including statements regarding PlanetOut’s anticipated future growth and financial performance, as well as statements containing the words “believes,” “anticipates,” “expects,” and similar words. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the Company’s limited operating history and variability of operating results; the Company’s ability to attract and retain subscribers and advertisers, competition, and our dependence on our technology infrastructure and the Internet. Additional information concerning factors that could affect our future business and financial results is included in the Company’s Form S-1 and other public filings with the Securities and Exchange Commission, available at www.sec.gov.

All figures reported today are unaudited and may be subject to change.
Fiscal year numbers do not include the impact of adoption of FASB 123R.

PlanetOut Inc. Condensed Balance Sheets
(Unaudited, in thousands)

	Dec 31,	Dec 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$43,128	$2,282
Accounts receivable, net	2,075	1,283
Prepaid expenses and other current assets	2,239	319

Total current assets	47,442	3,884
Property and equipment, net	7,011	3,029
Goodwill	3,403	3,403
Intangible assets, net	—	20
Investments in unconsolidated affiliate	75	151
Other assets	1,325	442

Total assets	$59,256	$10,929

Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)

Current liabilities:
Accounts payable	$2,040	$423
Accrued liabilities	1,455	2,914
Deferred revenue	3,506	2,483
Capital lease obligations, current portion	1,188	868

Total current liabilities	8,189	6,688
Capital lease obligations, less current portion	491	545
Other liabilities	1,750	—

Total liabilities	10,430	7,233

Redeemable convertible preferred stock	—	41,413

Stockholders’ equity (deficit):
Common stock	17	2
Additional paid-in capital	88,387	17
Note receivable from stockholder	(603)	(603)
Unearned stock-based compensation	(1,619)	(259)
Accumulated other comprehensive loss	(106)	(99)
Accumulated deficit	(37,250)	(36,775)

Total stockholders’ equity (deficit)	48,826	(37,717)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$59,256	$10,929

PlanetOut Inc. Condensed Statements of Operations
(Unaudited, in thousands, except per share data)

	Three Months		Twelve Months
	Ended		Ended
	Dec 31,	Dec 31,	Dec 31,	Dec 31,
	2004	2003	2004	2003
Revenue:
Subscription services	$4,608	$3,563	$16,775	$12,727
Advertising services	2,127	1,436	6,541	4,626
Transaction services	368	304	1,646	1,746

Total revenue	7,103	5,303	24,962	19,099

Operating costs and expenses:
Cost of revenue	2,006	1,608	8,104	6,696
Sales and marketing	2,572	1,505	8,806	6,554
General and administrative	1,238	882	5,100	4,242
Depreciation and amortization	784	604	2,457	2,030

Total costs and expenses	6,600	4,599	24,467	19,522

Income (loss) from operations	503	704	495	(423)

Other income (expense), net	(530)	(70)	(943)	(180)

Income (loss) before income taxes	(27)	634	(448)	(603)

Provision for income taxes	(3)	(117)	(27)	(149)

Net income (loss)	(30)	517	(475)	(752)
Accretion on redeemable convertible preferred stock	$(89)	$(436)	$(1,402)	$(1,729)

Net income available for distribution (loss)	$(119)	$81	$(1,877)	$(2,481)

Net income available to common stockholders (loss) used in basic earnings per share (1)	$(119)	$24	$(1,877)	$(2,481)

Net income (loss) per common share - basic (2)	$(0.01)	$0.01	$(0.39)	$(1.53)

Weighted average number of shares used in computing basic per share calculation	14,035	1,720	4,837	1,624

Net income (loss) per share attributable to common stockholders - diluted (3)	$(0.01)	$0.00	$(0.39)	$(1.53)

Weighted average number of shares used in computing per share calculations – diluted	14,035	7,735	4,837	1,624

Adjusted EBITDA (4)	$1,695	$1,475	$5,085	$3,204

(1) In April 2004, the Emerging Issues Task Force issued Statement No. 03-06 “Participating Securities and the Two Class Method Under FASB Statement No. 128, Earnings Per Share” (“EITF 03-06”). Net income available to common shareholders used in basic earnings per share excludes earnings that were contractually entitled to preferred stockholders in the event that a dividend was declared.

(2) Basic net income (loss) per share attributable to common stockholders is computed using the weighted average of number of common shares outstanding during the period.

(3) Diluted net income (loss)per share is computed using the weighted average number of common shares that would have been outstanding if the dilutive potential common shares had been issued.

(4) Adjusted EBITDA is a non-GAAP financial measure and is defined as net income (loss) before interest, taxes, depreciation and amortization, stock-based compensation, equity in net income (loss) of unconsolidated affiliate and other income (expense), net. We deduct other income (expense), net, consisting primarily of interest income from net income in calculating Adjusted EBITDA because we regard interest income to be a non-operating item. For clarification, we have provided a reconciliation of Adjusted EBITDA to both net income (loss) and income (loss) from operations because we believe that these are the most comparable GAAP financial measures to Adjusted EBITDA.

The following table reconciles the calculation of Adjusted EBITDA with both net income (loss) and income (loss) from operations for the three and twelve months ended December 31, 2003 and 2004 (in thousands):

	Three Months		Twelve Months
	Ended		Ended
	Dec 31,	Dec 31,	Dec 31,	Dec 31,
	2004	2003	2004	2003
Net income (loss)	$(30)	$517	$(475)	$(752)
Provision for income taxes	3	117	27	149
Other income (expense), net	530	70	943	180

Income (loss) from operations	$503	$704	$495	$(423)
Depreciation and amortization	784	604	2,457	2,030
Stock-based compensation	408	167	2,133	1,597

Adjusted EBITDA	$1,695	$1,475	$5,085	$3,204

Supplemental disclosure of stock based compensation expenses:

	Three Months		Twelve Months
	Ended		Ended
	Dec 31,	Dec 31,	Dec 31,	Dec 31,
	2004	2003	2004	2003
Stock-based compensation expense
Cost of revenue	$98	$62	$565	$502
Sales and marketing	$120	$47	$556	$420
General and administrative	$190	$58	$1,013	$676

Total stock-based compensation	408	167	2,133	1,597